EX. 99.1
                                  RISK FACTORS

     You should carefully consider the following risk factors, among others, before deciding to invest in our company.

We have a history of losses, we expect more losses in the future and we have substantial doubt regarding our ability to continue as a going concern.

     Since our inception, we have never been profitable. We cannot predict when, if ever, we will achieve profitability. For the years ended December 31, 2001, and December 31, 2000, we had net losses of $19,469,000 and $4,817,000, respectively. In September 2001, we ceased all operations of our principal subsidiaries, Shelter Films, Inc. and Straw Dogs, Inc., because we could not operate them profitably. As a result, we have substantially decreased our business operations and we have minimal income from our remaining operating divisions and subsidiaries. We presently have limited credit facilities and we are in default on several loan instruments. These factors raise substantial doubt about our ability to continue as a going concern, and it is unlikely that we will report net income in any future year or period. In addition, the notes to our financial statements for the year ended December 31, 2001, contain an explanatory paragraph regarding our ability to continue as a going concern.

We do not have available funds sufficient to sustain our operations.

     We believe we do not have available funds sufficient to sustain our operations through the third quarter of 2002. Our available funds generally consist of cash and the funding derived from our revenue sources: residual income relating to musical compositions used in television series and record label revenues. As of December 31, 2001, we had $4,000 in available cash. In 2001, we decreased our business operations substantially and we presently have minimal revenue from our remaining operating business operations. The costs associated with our merger with iball Media, Inc. in July 2001 and the loss of our traditional revenue sources due to discontinued operations have also contributed to the strain on our liquidity. Reducing operating expenses and capital expenditures alone will not be sufficient to solve our liquidity problems. Unless we are able to obtain sufficient funding through equity or debt offerings we will not be able to continue as a going concern. We need to raise funds through equity or debt offerings in order to survive. Such financing may not be available on terms favorable to us, or at all. Even if we are able obtain additional financing it may not be sufficient to maintain our current operations.

We and our subsidiaries are defending several current legal proceedings.

     We are currently a party to several legal proceedings and additional legal proceedings could be filed against us in the future. Former members of our management team have filed suit against us and our subsidiaries alleging breach of their employment contracts, and a number of third parties have filed suit against us and our subsidiaries alleging damages suffered as a result of the cessation of the operations of our principal subsidiaries, Straw Dogs, Inc. and Shelter Films, Inc. Although we are currently investigating potential defenses and counterclaims with respect to each allegation, we cannot be certain that we will prevail in any action brought against us or our subsidiaries. Settlement of any outstanding claim may be predicated on our ability to secure capital funding. Unfavorable resolution of these claims is likely to have a material adverse impact on our financial condition. If a judgment is entered against us with respect to one or more of these claims, it is unlikely that we will be able to pay such judgment.

We have limited management to address the issues confronting us.

     The problems and issues facing our business have strained our limited management, financial controls and other resources. Our only employees are Kelly
T. Hickel, our Chairman, and Richard Rifenburgh, our Vice Chairman. We presently rely on limited arrangements, on an as-needed basis, with various consultants in order to address our more pressing problems and issues. We cannot assure you that we will have the financial resources sufficient to continue such limited arrangements. Our ability to manage any future complications effectively will require us to hire new employees, to integrate new and former management and employees into our overall operations and to improve our operational, financial and management systems and controls and facilities.

Our securities have been delisted from the Nasdaq SmallCap Market and the Boston Stock Exchange and may also be removed from the OTC Bulletin Board. There is a limited trading market for our securities.

     Our securities are no longer listed on the Nasdaq Small Cap Market or the Boston Stock Exchange. Consequently, there is a limited trading market for our securities since they are now traded only on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty selling your securities. Further, Our securities may be removed from the OTC Bulletin Board if we are unable to satisfy the OTC Bulletin Board's requirements relating to the availability of current public information about our company. We cannot assure you that there will continue to be a market maker for our securities, that an active market for our securities will develop on the OTC Bulletin Board or that quotation of our securities on the OTC Bulletin Board will continue. Our common stock is subject to penny stock regulation. Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely limit the market liquidity for our securities and could reduce your ability to sell your securities in the market.





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